Exhibit 10.3

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made as of June 29, 2026, by and between American Eagle Outfitters, Inc. (the “Company”) and Michael Mathias (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Executive Vice President and Chief Financial Officer;

WHEREAS, the Company and Executive have agreed that, effective as of August 3, 2026 (the “Effective Date”), Executive will resign as Executive Vice President and Chief Financial Officer and from all other officer positions and will remain employed by the Company in the role of Strategic Advisor to the Chief Executive Officer during the Transition Period (as defined below); and

WHEREAS, upon the expiration of the Transition Period, Executive will retire from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree as follows:

1.
Transition Period; Position; Duties.

a.
Effective 12:01 a.m. EST on the Effective Date, Executive hereby resigns, and shall be deemed to have resigned, as Executive Vice President and Chief Financial Officer of the Company and from all other officer positions held with the Company or any of its subsidiaries. Following such resignation, Executive will remain employed by the Company as Strategic Advisor to the Chief Executive Officer (a non-officer position) through the earlier of (i) July 30, 2027 and (ii) Executive’s termination of employment for any reason (the “Transition Period”).

b.
During the Transition Period, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) as a full-time employee and shall perform such duties as may be reasonably requested by the CEO, including assisting with special projects and supporting the transition of Chief Financial Officer responsibilities and duties to the successor Chief Financial Officer.

2.
Compensation and Benefits During Transition Period. During the portion of the Transition Period occurring in fiscal year 2026 of the Company, Executive will continue to receive base salary, employee welfare benefits, and annual bonus opportunity on the same terms in effect immediately prior to the Effective Date, subject to the terms and conditions of the applicable benefit plans and agreements. During the portion of the Transition Period occurring thereafter, Executive will continue to receive the same base salary and employee welfare benefits, subject to the terms and conditions of the applicable benefit plans, but will not be eligible for any fiscal year 2027 annual bonus or any new stock awards. The Company may place Executive on paid leave at any time during the Transition Period in its sole discretion; provided that if the Company does so Executive’s compensation and benefits will continue in accordance with this Section 2 through the end of the Transition Period. All existing equity awards held by Executive shall be treated in accordance with the terms of the applicable plans and award agreements, for the avoidance of doubt taking into account Executive’s continued employment with the Company during the Transition Period.

3.
Termination During Transition Period. During the Transition Period, the Company may terminate Executive’s employment only for Cause (as defined in the Company’s 2023 Stock Award and Incentive Plan, as Amended and Restated effective June 26, 2026 (the “Stock Plan”)), in which case this Transition Agreement shall terminate, and Executive will not be eligible for any continued benefit of this Agreement, including the treatment described in Section 4 below, though the Restrictive Covenants described in Section 5 below shall survive. Executive may resign at any time for any reason during the Transition Period, in which event the Transition Period will end and the Retirement Date (as defined below) will occur on the effective date of such resignation.

4.
Retirement. Effective as of the earlier of (i) July 30, 2027; and (ii) Executive’s voluntary termination of employment for any reason (the “Retirement Date”), (i) Executive will be treated as having retired for purposes of his outstanding equity awards under the Stock Plan and the applicable award agreements and (ii) the Company will reimburse Executive for COBRA premium payments for Executive, their spouse and other eligible dependents to continue coverage under the Company’s health, dental and vision plans in which Executive, their spouse and other eligible dependents were participating in immediately prior to the Retirement Date for the twelve (12) months following the end of the Retirement Date. As a condition to receiving such treatment, Executive shall execute and not revoke a release of claims against the Company and certain of its affiliates in a form reasonably satisfactory to the Company.

5.
Restrictive Covenants. Executive acknowledges and agrees that, following the end of the Transition Period for any reason, (a) the Confidentiality, Non-Competition and Intellectual Property Agreement attached to the offer letter between Executive and the Company, dated as of September 20, 2017 (the “Noncompete Agreement”), will remain in effect in accordance with its terms, and the Company will provide the payments contemplated by the Noncompete Agreement in accordance with its terms and (b) all restrictive covenants (including, without limitation, non-solicitation and non-competition obligations) under the equity award agreements, and any other agreement between Executive and the Company or any of its affiliates shall remain in full force and effect in accordance with their terms.

6.
Section 409A; Withholding. It is intended that all payments and benefits under this Agreement either comply with, or are exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be interpreted accordingly. Notwithstanding anything to the contrary in this Agreement, to the extent any payments or benefits hereunder constitute nonqualified deferred compensation subject to Section 409A and are payable upon Executive’s separation from service, such payments shall be made only upon a “separation from service” within the meaning of Section 409A; and if Executive is a “specified employee” within the meaning of Section 409A at the time of separation from service, any such payments that are subject to Section 409A and that would otherwise be payable during the six (6)-month period following such separation from service, if necessary to avoid tax penalties, shall be delayed and paid on the first payroll date following the expiration of such six (6)-month period (or, if earlier, upon Executive’s death), with any delayed payments paid in a lump sum. All payments and benefits under this Agreement shall be subject to applicable withholding and deductions.

7.
Miscellaneous. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings relating thereto, except that the Noncompete Agreement and the applicable equity award agreements will remain in effect in accordance with their terms. This Agreement may be executed in counterparts, each of which will be deemed an original, and signatures delivered electronically will be deemed effective for all purposes. This Agreement will be governed by Delaware law, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

American Eagle Outfitters, Inc.

By:

/s/ Jay Schottenstein
Jay Schottenstein

/s/ Michael Mathias
EXECUTIVE: Michael Mathias